Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the description of our role in the real property valuation process set forth under the heading "April 30, 2024 NAV Per Share" in Supplement No. 3, dated May 16, 2024 to the base prospectus dated April 16, 2024 of Hines Global Income Trust, Inc., being included or incorporated by reference in Hines Global Income Trust, Inc.’s Registration Statement on Form S-11 (No. 333-251136) and the related prospectus and prospectus supplements that are a part thereof.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
May 16, 2024